Exhibit 10.2

Fidelity National Financial, Inc.

Notice of Long-Term Investment Success Performance Award

You (the “Grantee”) have been granted the following Long-Term Investment Success Performance Award (the “Award”) pursuant to the Amended and Restated Fidelity National Financial, Inc. 2005 Omnibus Incentive Plan (the “Plan”):

Name of Grantee:	[name]
Award Opportunity:	See appendix A
Effective Date of Grant:	September 28, 2012
Vesting Conditions:	See appendix A

By your signature and the signature of the Company's representative below, you and Fidelity National Financial, Inc. (the “Company”) agree and acknowledge that the Award is granted under and governed by the terms and conditions of the Plan, this Notice of Long-Term Investment Success Performance Award (including Appendix A, the “Notice”) and the Long-Term Investment Success Performance Award Agreement (the “Award Agreement”), which are incorporated herein by reference, and that you have been provided a copy of the Plan, the Notice and the Award Agreement.

Grantee:	Fidelity National Financial, Inc.
By:	By:
Print Name:	Print Name:
Date:	Its:
Address:

Appendix A
Overview and Purpose
of the Award
The Award is a performance-based, cash incentive award that provides the Grantee the opportunity to share in the return on investment (calculated as described below, “ROI”) recognized by the Company with respect to its interests in Remy International, Inc. (“Remy”), American Blue Ribbon Holdings, LLC (the “Restaurant Group”) and the Ceridian Corporation (“Ceridian”) (each an “Investment” and, together, the “Investments”) during the period beginning July 1, 2012 and ending December 31, 2016 (the “Performance Period”). Amounts will be earned under the Award only if (i) specified levels of ROI have been recognized by the Company with respect to the Investments, (ii) the Company has positive net earnings (“Net Income”) during the applicable calendar year preceding payment under the Award, and (iii) the Grantee has satisfied applicable service-based vesting conditions.
The purpose of the Award is to help the Company maximize its ROI with respect to the Investments by aligning a portion of the Grantee's long-term incentive compensation with the Company's ROI relating to each Investment. The Award is also designed to help the Company generate Net Income and aid in retention of the Grantee by imposing Net Income and service-based vesting conditions on payments under the Award.
The portion of the Award relating to ROI is structured to replicate an 80/20 allocation (between the Company and an incentive pool that will be allocated among eligible employees) of the ROI recognized with respect to each Investment since July 1, 2012, provided the Company has recognized at least an 8% ROI (compounded annually) on the Investment since July 1, 2012 (“Threshold ROI”). The Award applies a “catch-up” approach pursuant to which (i) all ROI in excess of Threshold ROI is allocated to the incentive pool until an 80/20 allocation of ROI is achieved and (ii) thereafter, any remaining ROI is allocated 80/20 between the Company and the incentive pool.

ROI Calculation
For purposes of the Award, ROI means realized and unrealized pre-tax gain on the Investment during the relevant Measurement Period, which shall be based on (i) appreciation in the value of the Investment, as reflected in an annual third-party valuation of the Investment, and (ii) to the extent not otherwise reflected in the third-party valuation of the Investment, gain recognized in connection with (a) a sale to a third party of all or part of the Investment, (b) an initial public offering of stock of the Investment on an authorized securities exchange, (c) consolidation of the Investment as a subsidiary as a result of the Company's ownership being greater than 50%, (d) dividends paid to the Company with respect to the Investment and (e) any other realized gains or losses on the Investment, as reflected in the Company's annual report on Form 10-K. For purposes of computing ROI, the value of the Remy investment as of July 1, 2012 was $172,800,000, the value of the Restaurant Group investment as of July 1, 2012 was $117,000,000 and the value of the Ceridian investment as of July 1, 2012 was $491,000,000. For avoidance of doubt, ROI for this purpose shall be determined irrespective of cash gains calculated for the Company's Federal Form 1120 tax calculation and shall not include gain attributable to the Investment's income statement gain or loss. The Committee may, in its discretion, exclude from ROI any realized or recorded gain on the Investment to the extent it determines that inclusion of such gain would be inconsistent with the spirit and intent of the Award.

Net Income
For purpose of the Award, Net Income shall mean net earnings as reflected in the Company's Consolidated Statements of Earnings in its annual report on Form 10-K, and shall be measured over the calendar year that ends coincident with the last day of each Measurement Period (each such calendar year, a “Net Income Measurement Period”). For avoidance of doubt, Net Income for this purpose shall include net earnings attributable to non-controlling interests.
The conditions that must be satisfied for the Grantee to become entitled to payments under the Award, and the amount and timing of any such payments, are described below.

ROI Performance Goal
Provided Threshold ROI, the Service Condition (described below) and the Payment Condition (described below) is satisfied, amounts may be earned under the Award with respect to each of the following four measurement periods (each a “Measurement Period” and, together, the “Measurement Periods”):
July 1, 2012 through December 31, 2013

July 1, 2012 through December 31, 2014
July 1, 2012 through December 31, 2015
July 1, 2012 through December 31, 2016
As soon as practicable following each Measurement Period, the Committee will determine, with respect to each Investment, whether the Company has recognized ROI in excess of Threshold ROI during the Measurement Period. If the Company has recognized ROI in excess of Threshold ROI during such Measurement Period, the Company will credit to a notional incentive pool established for the Investment (the “ROI Incentive Pool”) an amount equal to A minus B, where

A =
the lesser of (i) all of the ROI recognized by the Company on the Investment through the end of the Measurement Period in excess of Threshold ROI or (ii) 20% of the total ROI recognized by the Company on the Investment through the end of the Measurement Period; and

B =	any amount previously credited to the ROI Incentive Pool with respect to the Investment.
Simultaneous with the crediting of the ROI Incentive Pool, the Company will also credit (separately with respect to each Investment) to a bookkeeping account in the Grantee's name (the “Grantee's Award Account”) an amount equal to [xx]% of the amount credited to the ROI Incentive Pool with respect to the Investment; provided, however, pursuant to Section 4.2 of the Plan, no more than $25,000,000 will be credited to the Grantee's Award Account pursuant to this Award; provided, further, that if the Grantee's employment terminates during any Measurement Period(s) for a reason described in Section 2(a) of the Award Agreement, then only a prorated amount shall be credited to the Grantee's Award Account with respect to such Measurement Period(s). Such prorated amount shall be determined in accordance with Section 2(a) of the Award Agreement. Unless otherwise determined by the Committee, if, after the Effective Date of Grant, the Grantee receives any additional Long-Term Investment Success Performance Awards relating to one or more of the Investments and measuring ROI over one or more overlapping time periods, to avoid duplication, the amount(s) that would otherwise be credited with respect to such Investment(s) to the Grantee's award account under such additional award(s) will be reduced so that the Grantee does not receive a credit under more than one award for the same ROI. For purposes of the prior sentence, to the extent a measurement period in a subsequent award includes some, but not all, of the same days included in a Measurement Period under this Award (any such days not covered by both measurement periods, a “Non-Overlapping Period”), no reduction to the amount credited under a subsequent award shall be made with respect to ROI attributable to the Non-Overlapping Period.
The ROI Incentive Pool and the Grantee's Award Account are notional bookkeeping accounts only and are used solely to determine the amounts that may become payable to the Grantee and, in the case of the ROI Incentive Pool, all participating employees. Any rights arising under the Award are unfunded and unsecured and may not be transferred, alienated, assigned, pledged, hypothecated or encumbered, in any way. At any time prior to a Change in Control, the Committee may, in its discretion, reduce the amounts credited to the ROI Incentive Pool and/or the Grantee's Award Account. Reasons for such reduction may include, without limitation, realization upon the sale of an Investment of gain attributable to the Performance Period that is less than the ROI upon which a prior credit or payment was made under the Award.

Payment
Except as otherwise provided in the “Annual Incentives” paragraph below, if (i) the Grantee remains employed through the last day of the Measurement Period with respect to which an amount has been credited to the Grantee's Award Account or the Grantee's employment terminates for a reason described in Section 2(a) of the Award Agreement (the “Service Condition”) and (ii) the Company's Net Income was positive during the Net Income Measurement Period ending coincident with the last day of the Measurement Period with respect to which an amount was credited to the Grantee's Award Account (the “Payment Condition”), then, as soon as practicable in, but in no event later than March 15th of, the calendar year immediately following such Measurement Period, 100% of the amount credited to the Grantee's Award Account with respect to such Measurement Period shall be paid to the Grantee in a lump sum cash payment, less applicable tax withholdings. For avoidance of doubt, the Payment Condition will be satisfied if Net Income is positive during the applicable Net Income Measurement Period, whether or not Net Income has increased from the prior year.

Banked Amounts
If the Service Condition has been satisfied, but the Payment Condition was not satisfied in the Net Income Measurement Period ending coincident with the last day of the Measurement Period with respect to which an amount was credited to the Grantee's Award Account, the amount credited to the Grantee's Award Account shall not be paid, but shall remain credited to the Grantee's Award Account (any such credited amount, a “Banked Amount”). Except as otherwise provided in the “Annual Incentives” paragraph below, any Banked Amount shall be paid to the Grantee if (and only if) the Payment Condition is satisfied in a subsequent

Net Income Measurement Period. To the extent a Banked Amount becomes payable pursuant to the prior sentence, such Banked Amount shall be paid as soon as practicable in, but in no event later than March 15th of, the calendar year immediately following the Net Income Measurement Period in which the Payment Condition was satisfied. If there are no remaining Net Income Measurement Periods or if the Payment Condition is not satisfied in a remaining Net Income Measurement Period, the Banked Amounts shall be forfeited. At any time prior to a Change in Control, the Committee may, in its discretion, reduce a Grantee's Banked Amount. Reasons for such reduction may include, without limitation, realization upon the sale of an Investment of gain attributable to the Performance Period that is less than the ROI upon which a prior credit or payment was made under the Award.

Annual Incentives
If the amount paid or to be paid to the Grantee in a calendar year pursuant to this Award (whether relating to the Measurement Period ending on the last day of the prior calendar year or to any previously Banked Amounts) is greater than the Grantee's regular annual cash incentive relating to the prior calendar year, the Grantee shall receive payment of the amount owed under this Award, less any amounts paid or to be paid under such regular annual cash incentive. For avoidance of doubt, amounts banked during a calendar year shall not be deemed paid or to be paid in that calendar year. Notwithstanding anything to the contrary in the Notice or Award Agreement (including this Appendix A), if the amount payable to the Grantee in a calendar year pursuant to this Award (whether relating to the Measurement Period ending on the last day of the prior calendar year or to any previously Banked Amounts) is not greater than the Grantee's regular annual cash incentive relating to the prior calendar year, the Grantee shall be paid such regular annual cash incentive, and such amounts that would otherwise be payable under this Award in the same calendar year (including, for avoidance of doubt, any such Banked Amounts) shall not be paid and shall be permanently debited from the Grantee's Award Account. Notwithstanding anything contained in any other plan or agreement to the contrary, the Grantee shall not be permitted to defer under any elective nonqualified deferred compensation plan any regular annual cash incentive that could be affected by this paragraph.

Fidelity National Financial, Inc.
Long-Term Investment Success Performance Award Agreement

SECTION 1.GRANT OF AWARD
(a)Award. On the terms and conditions set forth in the Notice of Long-Term Investment Success Performance Award (including Appendix A, the “Notice”) and this Long-Term Investment Success Performance Award Agreement (the “Award Agreement”), the Company grants to the Grantee on the Effective Date of Grant the Award set forth in the Notice. The Award represents the right to receive one or more cash payments in accordance with Appendix A if the conditions set forth in Appendix A and this Award Agreement are satisfied.
(b)Plan and Defined Terms. The Award is granted pursuant to the Plan, and shall be considered an “Other Award” for purposes of the Plan. Except as expressly provided otherwise herein, all applicable terms, provisions, and conditions set forth in the Plan and not set forth herein are hereby incorporated by reference herein. All capitalized terms that are used in the Notice or this Award Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

SECTION 2.TERMINATION OF EMPLOYMENT
(a)Termination due to Death; by the Company due to Grantee's Disability or Without Cause; by the Grantee for Good Reason. If the Grantee's employment with the Company and all Subsidiaries is terminated (i) due to the Grantees' death, (ii) by the Company (and, if applicable, its Subsidiaries) due to the Grantee's Disability (as defined at the Effective Date of Grant in the Grantee's employment agreement with the Company) or without Cause (as defined at the Effective Date of Grant in the Grantee's employment agreement with the Company) or (iii) by the Grantee for Good Reason (as defined at the Effective Date of Grant in the Grantee's employment agreement with the Company), then the Grantee shall remain eligible to receive credits to, and payments from, the Grantee's Award Account if and when such credits and payments (if any) would have occurred had the Grantee's employment not terminated; provided, however, that the amounts credited (if any) with respect to any Measurement Period that has not ended as of the date of termination of employment shall be prorated by multiplying the full amount that would have been credited to the Grantee's Award Account based on actual ROI performance through the entire Measurement Period by a fraction, the numerator of which is the number of days the Grantee was employed during the Measurement Period (including the date of termination) and the denominator of which is the total number of days in the Measurement Period. For the avoidance of doubt, (A) as would have been the case had the Grantee's employment not terminated, the Grantee shall only be entitled to receive a payment of an amount from the Grantee's Award Account in accordance with this Section 2(a) if the Payment Condition is satisfied in the applicable Net Income Measurement Period, (B) if the Grantee's employment termination described in this Section 2(a) occurs after the end of a Measurement Period, but prior to crediting of an amount with respect to such Measurement Period, any amount credited to the Grantee's Award Account with respect to such Measurement Period shall not be prorated and (C) if any Banked Amount in the Grantee's Award Account that is attributable to a Measurement Period that ended prior to the date of the Grantee's employment termination described in this Section 2(a) becomes payable, such amount shall not be prorated.
(b)Termination for Any Other Reason. If the Grantee terminates his employment without Good Reason (as defined at the Effective Date of Grant in the Grantee's employment agreement with the Company), (i) the Service Condition shall not be deemed to have been satisfied with respect to any Measurement Period(s) that had not ended on or before the date of such termination of employment and no amounts shall be credited to the Grantee's Award Account or paid to the Grantee with respect to such Measurement Period(s), (ii) if the Grantee's employment termination occurs at or after the end of a Measurement Period, but prior to crediting of an amount with respect to such Measurement Period, any amount that would have been credited to the Grantee's Award Account with respect to such Measurement Period shall be so credited at the same time and in the same amount as would have occurred had the Grantee not terminated employment, (iii) with respect to any amount in the Grantee's Award Account as of the date of the Grantee's employment termination and any amount credited to the Grantee's Award Account pursuant to subsection (ii) of this Section 2(b), such amount(s) shall be paid if and only if the Payment Condition is satisfied over the most recent Net Income Measurement Period that ended on or before the date of the Grantee's termination of employment and (iv) except with respect to the Grantee's rights pursuant to this sentence, the Award shall immediately be forfeited and the Grantee shall not be entitled to any future credits or payments with respect to the Award. If the Grantee's employment is terminated by the Company for Cause, the Award shall immediately be forfeited and the Grantee shall not be entitled to any future credits or payments with respect to the Award (including, for the avoidance of doubt, any credits or payments described in the prior sentence).
Annex A contains examples of various termination scenarios.

SECTION 3.CHANGE IN CONTROL
Article 17 of the Plan shall not be applicable to the Award and a Change in Control shall not otherwise accelerate or affect the vesting, amount or timing of credits or payments under the Award.

SECTION 4.MISCELLANEOUS PROVISIONS
(a)Tax Withholding. The Company or any Subsidiary of the Company shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee's FICA obligations) required by law to be withheld with respect to this Award.
(b)Ratification of Actions. By accepting this Award Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee's acceptance and ratification of, and consent to, any action taken under the Plan, the Notice or this Award Agreement by the Company, the Board or the Committee.
(c)Notice. Any notice required by the terms of this Award Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.
(d)Choice of Law. This Award Agreement and the Notice shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Award Agreement or the Notice to be governed by or construed in accordance with the substantive law of another jurisdiction.
(e)Modification or Amendment. Except as otherwise provided in Section 4(k) of this Award Agreement, the Notice and this Award Agreement may only be modified or amended by written agreement executed by the parties hereto.
(f)Severability. In the event any provision of this Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Award Agreement, and this Award Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
(g)Compensation under Other Arrangements. Amounts earned with respect to this Award shall not be included in any calculation of severance or change in control benefits or payments under any employment agreement or other compensatory arrangement.
(h)References to Plan and Headings. All references to the Plan shall be deemed references to the Plan as may be amended from time to time. Headings in the Notice and Award Agreement are for convenience and shall not in any way affect the meaning or interpretation of any of the provisions hereof.

(i)Entire Agreement. The Notice (including Appendix A) and this Award Agreement are the entire agreement between the Company and the Grantee relating to the subject matter thereof and hereof and supersede all prior agreements and understandings (including verbal agreements) between the Company and the Grantee relating to such subject matter.
(j)Clawback. All amounts paid under this Award shall be subject to the Company's policy regarding clawback of incentive compensation, as such policy may be amended from time to time.
(k)Section 409A Compliance. It is intended that the Award qualify as a “short-term deferral” for purposes of Section 409A and shall be interpreted accordingly; provided, however, that (i) to the extent it is determined that the Award is subject to Section 409A, it is intended that the Award comply with the requirements of Section 409A, and the Plan, the Notice and this Award Agreement shall be interpreted accordingly and any provision thereof or hereof that would cause this Award to fail to comply with Section 409A will have no force or effect until amended to comply therewith (which amendment may be made without the Grantee's consent and may be retroactive to the extent permitted by Section 409A) and (ii) the Company will consult with the Grantee in good faith regarding the implementation of the provisions of this Section 4(k). The Grantee shall not be entitled to indemnification or other reimbursement for any taxes or other expenses incurred as a result of the applicability of Section 409A to the Award and neither the Company nor any of its employees or representatives shall have any liability to Grantee with respect to Section 409A.

Form - Tier II
Annex A
Examples to Illustrate Termination of Employment Provisions

Example 1 - Termination described in Section 2(a) and Payment Condition is satisfied.
Facts: Grantee's employment is terminated by the Company without Cause on February 28, 2015. Based on ROI during the first Measurement Period (July 1, 2012 through December 31, 2013), the Grantee's Award Account was credited with $100,000 in February of 2014, but the Payment Condition was not satisfied in calendar year 2013, so the $100,000 was banked. Based on ROI in the second Measurement Period (July 1, 2012 through December 31, 2014), an additional $150,000 would have been credited to the Grantee's Award Account before March 15, 2015 had the Grantee remained employed. This $150,000 was not yet credited as of the date of termination. The Payment Condition is satisfied in calendar year 2014. With respect to each of the third Measurement Period (July 1, 2012 through December 31, 2015) and the fourth Measurement Period (July 1, 2012 through December 31, 2016), amounts are credited to the ROI Incentive Pool. These amounts would have resulted in a credit to the Grantee's Award Account of $200,000 and $300,000, respectively, between January 1 and March 15 of 2016 and 2017 had the Grantee remained employed. The Payment Condition is not satisfied in calendar year 2015, but they are satisfied in calendar year 2016.
Result: The Grantee's Award Account would be credited with the $150,000 attributable to the second Measurement Period at the same time such amount would have been credited had the termination not occurred - no later than March 15, 2015. Since the Payment Condition is satisfied in calendar year 2014 (the second Net Income Measurement Period), the $100,000 Banked Amount and the $150,000 credited in 2015 would be paid, less applicable tax withholdings, as soon as practicable in 2015, but in no event later than March 15, 2015. With respect to the third Measurement Period, a prorated amount of $152,150 (973/1,2791 x $200,000)The numerator is the total number of days worked during the third Measurement Period and the denominator is the total number of days in the third Measurement Period. would be credited to the Grantee's Award Account, but it would be banked since the Payment Condition was not satisfied in calendar year 2015. With respect to the fourth Measurement Period, a prorated amount of $177,447 (973/1,6452 The numerator is the total number of days worked during the fourth Measurement Period and the denominator is the total number of days in the fourth Measurement Period. x $300,000) would be credited to the Grantee's Award Account. Since the Payment Condition was satisfied in calendar year 2016, the $329,597 attributable to the third and fourth Measurement Periods would be paid, less applicable tax withholdings, as soon as practicable in 2017, but in no event later than March 15, 2017.

Example 2 - Termination described in Section 2(a) and Payment Condition is not satisfied.
Facts: Assume the Same facts as in example 1, except that the Payment Condition is not satisfied during any Net Income Measurement Period.
Result: Since the Payment Condition is not satisfied, no payment would be made with respect to any Measurement Periods.

Example 3 - Termination described in Section 2(b) and Payment Condition is satisfied.
Facts: Assume the Same facts as in example 1, except that the Grantee's employment is terminated voluntarily (not for Good Reason).
Result: Since the Grantee satisfied the Service Condition with respect to the first two Measurement Periods prior to voluntarily terminating employment, the Grantee's Award Account would have been credited with the $100,000 relating to the first Measurement Period (and banked since the Payment Condition was not satisfied in calendar year 2013) and the Grantee's Award Account would also be credited with the additional $150,000 relating to the second Measurement Period at the same time such amount would have been credited had the termination not occurred - no later than March 15, 2015. Since the Payment Condition was satisfied in calendar year 2014 (the most recent Net Income Measurement Period that ended prior to the Grantee's termination of employment), the $100,000 Banked Amount and the $150,000 credited in 2015 would be paid, less applicable tax withholdings, as soon as practicable in 2015, but in no event later than March 15, 2015. No further credits
___________________________________________
1 The numerator is the total number of days worked during the third Measurement Period and the denominator is the total number of days in the third Measurement Period.
2 The numerator is the total number of days worked during the fourth Measurement Period and the denominator is the total number of days in the fourth Measurement Period.

or payments would be made with respect to the third or fourth Measurement Periods since the termination was a voluntary termination.
*If the Company terminated the Grantee's employment for Cause, no amounts would be paid with respect to any Measurement Period.

Example 4 - Termination described in Section 2(b) and Payment Condition is not satisfied.
Facts: Assume the Same facts as in example 3, except that the Payment Condition was not satisfied during the second Net Income Measurement Period.
Result: Since the Payment Condition was not satisfied in calendar year 2014, no payment would be made with respect to the first two Measurement Periods, regardless of whether the Payment Condition was satisfied in the third or fourth Net Income Measurement Periods. No credits or payments would be made with respect to the third or fourth Measurement Periods since the termination was a voluntary termination, regardless of whether the Payment Condition was satisfied in the third or fourth Net Income Measurement Periods.